Exhibit 99.1


                    AVATAR REPORTS FIRST QUARTER 2005 RESULTS


DALLAS, May 10,  2005/PRNewswire-FirstCall/ -- Avatar Systems, Inc. (NASD OTCBB:
AVSY), the petroleum industry's leading provider of integrated software solutions, announced today a net loss of $29,085 for the first quarter of 2005, compared to a net loss of $42,927 for Q1 of 2004. "We typically see a first quarter loss as many companies desire not to implement new Enterprise Wide Solutions in the first quarter, although this quarter net loss is down by 32%", said Chuck Shreve, President of Avatar Systems.

According to Shreve the loss is due to a 78.3% decrease in hardware sales, which fell from $36,961 in the first quarter of 2004 to $8,030 for the same period this year. "Last year, hardware sales were unusually high for the first quarter, as petroleum companies typically do not invest in hardware during the first few months of the year," he says. "We expect hardware sales to increase as the year progresses." In Addition, Operating expense increased 18% as compared to the first quarter 2004 due to an increase in depreciation and amortization expense. Overall the net loss of $29,085 is 32% less than the first quarter ended 2004.

Net revenues for the first quarter ended March 31, 2005 increased 12.7% to $354,911 compared with net revenues of $315,014 for the same period in 2004.

Software sales for Q1 of 2005 were 99.0% higher than those during the first quarter of 2004, rising from $20,206 to $40,215. According to Shreve, "A surging energy market has freed funds among oil and gas companies for capital expenditure on software system upgrades."

Maintenance revenue for the first quarter of 2005 rose by 15.7%, to $260,396 compared with $225,980 for the same period last year. "New software installations in 2004 account for the increase, which we expect to continue throughout 2005, as software sales are projected to remain strong," said Shreve.

"Avatar expects continued strong sales throughout the year as second quarter sales are already higher than second quarter last year and interest in the new Document Management Imaging Solution is strong", said Shreve

Avatar Systems, Inc. is based in Dallas, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry as well as Document Management Imaging Solutions for all vertical markets. Currently, Avatar has a growing customer base on its Petroware(TM) products, customers utilizing the Company's Avatar400(TM) IBM AS400 product, and subscribers utilizing its ASP services.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.


Source: Avatar Systems, Inc.